                                                                     EXHIBIT 5.1

                   [Letterhead of Fulbright & Jaworski L.L.P.]

                                                October 25, 1999

Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, Connecticut  06511

Ladies and Gentlemen:

                  We have acted as counsel to Vion Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Abbreviated Registration Statement"), under the Securities Act of 1933, as amended (the "Act") for the registration of 200,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") and up to an additional 30,000 shares of Common Stock subject to an option (the "Over-Allotment Option") from the Company to Brean Murray & Co., Inc., as representative of the underwriters (the "Representative"), exercisable within thirty (30) days after the effective date of the Registration Statement, to cover over-allotments. The Abbreviated Registration Statement relates to the same class of securities registered pursuant to the Company's Registration Statement on Form S-1 (No. 333-83837) declared effective earlier today (the "Initial Registration Statement").

                  The Abbreviated Registration Statement, together with the Initial Registration Statement (collectively, the "Registration Statement") relate to the proposed sale by the Company, in a public offering, of an aggregate of 2,200,000 shares of the Company's Common Stock. The Registration Statement also relates to the proposed sale by the Company of an aggregate of up to an additional 330,000 shares of Common Stock subject to the Over-Allotment Option. All such shares of Common Stock are hereinafter referred to as the "Shares."

                  In connection with this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of
(i) the Company's Restated Certificate of Incorporation and By-Laws incorporated by reference as Exhibits 3.1 and 3.2, respectively, to the Registration Statement, (ii) the form of Underwriting Agreement, between the Company and the Representative filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"), and (iii) such corporate records, documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to the various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company. We have further assumed that all documents examined by us in the form of drafts will, when executed by the requisite signatories thereto, conform in substance and form in all material respects to the drafts that we have examined.

Vion Pharmaceuticals, Inc.
October 25, 1999
Page 2

                  Based upon the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

                  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Fulbright & Jaworski L.L.P.